GMAC Mortgage

August 6, 2001

Joseph Kennedy
President
E-Loan, Inc.
5875 Arnold Road
Dublin, CA 94568

RE: Warehouse Credit Agreement, as amended (the "Warehouse Credit Agreement"), among Cooper River Funding Inc., as Lender ("CRF"), GE Capital Mortgage Services, Inc., as Agent ("GECMSI") and E-Loan, Inc., as Borrower (the ".Borrower"), together with the other transaction documents related thereto or executed by the Borrower in connection therewith, each as amended (the "Related Documents"), including, without limitation, any and all corresponding Promissory Notes, Warehouse Security Agreements, Guaranty and Surety Agreements, Support Agreements, UCC-1 Financing Statements (or similar filings), Escrow Agreements and Intercreditor Agreements.

Ladies and Gentlemen:

Pursuant to an Asset Purchase Agreement (the "Purchase Agreement") to be entered into among GMAC Mortgage Corporation, a Pennsylvania corporation, as purchaser (the "Purchaser") and GECMSI and CRF, as sellers (collectively, the "Sellers"), the Sellers plan to assign, and the Purchaser plans to assume, certain warehouse loans of the Sellers, including the Warehouse Credit Agreement and the Related Documents, on or around August 20, 2001 (the date upon which such transfer is actually made, the "Closing Date").

The Borrower (the "Consentor") hereby agree as follows:

    Acknowledgment of and Consent to Assignment and Assumption. The Consentor hereby acknowledges and consents to the transfer, grant, conveyance and assignment by the Sellers to the Purchaser of all of the Sellers" right, title and interest in, to and under the Warehouse Credit Agreement and the Related Documents. The Consentor further acknowledges the assumption by the Purchaser of all of the duties, obligations, undertakings and liabilities of the Sellers to be performed under or with respect to the Warehouse Credit Agreement and Related Documents, except as modified by the terms of this letter, on and after-the Closing Date.

    Release of the Purchaser with Respect to Liabilities Prior to Closing Date. The Consentor hereby releases the Purchaser and its directors, officers, shareholders, agents and affiliates from any and all claims, demands, actions, causes of action, debts, suits, contracts, controversies, agreements, promises, damages, responsibilities, liabilities, and accounts of whatever kind, nature, or description, direct or indirect, known or unknown, in law or in equity, in contract or otherwise, which arise in connection with the Warehouse Credit Agreement and the Related Documents based upon events that occurred prior to the Closing Date.
    Release of Seller with Respect to Liabilities After the Closing Date. The Consentor hereby releases the Sellers and their directors, officers, shareholders, agents and affiliates from any and all claims, demands, actions, causes of action, debts, suits, contracts, controversies, agreements, promises, damages, responsibilities, liabilities, and accounts of whatever kind, nature, or description, direct or indirect, known or unknown, in law or in equity, in contract or otherwise, which arise in connection with claims arising out of or in any way related to the Warehouse Credit Agreement and the Related Documents based upon events occurring on or after the Closing Date.
    Amendments to Warehouse Credit Agreement and Related Documents. The Consentor hereby agrees that on and after the Closing Date, the following provisions contained in the Warehouse Credit Agreement and the Related Documents shall be amended as follows:
      The rate of interest thereunder shall no longer be based upon Commercial Paper issuances or the Commercial Paper Rate. Instead, the rate of interest shall be based upon the Monthly Average LIBOR Rate (defined below). Specifically, in Section 2.07 of the Warehouse Credit Agreement (or such other section under Article II which is titled "Interest"), the term "Monthly Average LIBOR Rate" shall be substituted for the term Commercial Paper Rate. "Monthly Average LIBOR Rate" shall mean the average of all thirty (30) day LIBOR rates quoted in any given month. "LIBOR Rate" means a rate of interest equal to the London Interbank Offered Rate for US dollar deposits as quoted by Telerate, Bloomberg or any other rate quoting service selected by Lender in its sole discretion for an interest period of thirty (30) days.
      If the current expiry date of the Warehouse Credit Agreement and the Related Documents occurs on or before November 1, 2001, the expiry date shall be November 1, 2001.
    Terms of Warehouse Credit Agreement and the Related Documents to Govern. Notwithstanding any prior course of dealing between the Consentor and the Sellers, the Consentor hereby acknowledges that the terms of the Warehouse Credit Agreement and the Related Documents, as amended by the terms of this letter, shall solely govern the relationship between the Purchaser and the Consentor. Subject to the provisions contained herein, Consentor hereby ratifies and affirms the terms of the Warehouse Credit Agreement and the Related Documents, including, without limitation, the representations, warranties and covenants contained therein.
    Security Interests. The Consentor acknowledges that the Sellers shall transfer and assign to the Purchaser their security interests in all property of the Consentor held by the Sellers constituting collateral for the Consentor's obligations under the Warehouse Credit Agreement and the Related Documents.
    Waiver. By its acknowledgment at the bottom of this letter, the Consentor hereby waives any and all requirements contained in the Warehouse Credit Agreement and the Related Documents, including, without limitation, any notice requirement or consent rights (of Consentor or any third party) with respect to the transfer of the Warehouse Credit Agreement and the Related Documents contemplated by this letter.
    Further Assurances. At any time and from time to time, the Consentor agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes hereof. Consentor hereby represents and warrants that it has obtained all necessary consents and approvals required in connection with the execution, delivery and performance of this Letter Agreement.
    Successors and Assigns. The Consentor's agreements hereunder shall be binding upon the Consentor's successors and assigns and shall inure to the benefit of the Consentor and the purchaser and their respective successors and assigns. Consentor acknowledges that Purchaser tray assign this Agreement or the Warehouse Credit Agreement and the Related Documents to its affiliates upon ten (10) days notice to Consentor. Consentor may not assign this Agreement, the Warehouse Credit Agreement or the Related Documents without the written consent of Purchaser.
    Contingent Effectiveness. Consentor acknowledges and agrees that the provisions of this Letter Agreement shall be void and of no force or effect unless and until the Warehouse Credit Agreement and the Related Documents have been assigned to Purchaser. Purchaser shall notify Borrower that the transactions have been consummated by telephone or in writing.

Please confirm your acceptance of these terms , by executing the acknowledgment set forth below.

Sincerely,
GMAC MORTGAGE CORPORATION
/s/ John Doulong John Doulong VP and General Manager Warehouse Lending
/s/ Martin Schroeter Martin Schroeter Senior Vice President Business Lending

AGREED AN ACKNOWLEDGED

As of this 10th day of August , 2001

E-Loan, Inc.

/s/ Steven M. Majerus
Name: Steven M. Majerus
Title: V.P. - Secondary Marketing